Exhibit 99.1

Cross Country Healthcare Announces New Appointment to Board of Directors

BOCA RATON, Fla.--(BUSINESS WIRE)--May 21, 2020--Cross Country Healthcare, Inc., (Nasdaq: CCRN) a leading provider of total talent management including workforce solutions, contingent staffing, permanent placement, and other consultative services for healthcare clients, today announced that Dr. Janice E. Nevin, MD, MPH, has been elected to serve as a member of its Board of Directors, effective May 19, 2020.

Janice E. Nevin, MD, MPH has served as the president and chief executive officer of ChristianaCare since 2015. Dr. Nevin graduated from Harvard University and earned her medical degree with honors from Sidney Kimmel Medical College at Thomas Jefferson University. She completed her family medicine residency at Thomas Jefferson University Hospital and her Master of Public Health degree at the University of Pittsburgh.

In 2019, Dr. Nevin was selected as one of Modern Healthcare’s Top 25 Women Leaders. She has been inducted into the Delaware Women’s Hall of Fame and was recognized among 100 Great Healthcare Leaders to Know in 2018 by Becker’s Hospital Review. Dr. Nevin is chair of the strategic planning committee of America’s Essential Hospitals and serves on other boards of directors including America's Essential Hospitals and the Delaware State Chamber of Commerce. She is the American Hospital Association (AHA) state delegate for Delaware and member of the Regional Policy Board 3. Dr. Nevin is a member of the AHA Committee on Health Strategy & Innovation, the United States of Care Founder’s Council, the Federal Reserve Bank of Philadelphia Economic and Community Advisory Council, Delaware Business Roundtable Executive Committee and the CEO Council for Growth of the Chamber of Commerce for Greater Philadelphia and serves as an Advisor with Cedar.

“Dr. Nevin is a leader and pioneer in healthcare at one of the country’s most dynamic healthcare organizations,” said Kevin Clark, co-founder and CEO of Cross Country Healthcare. “We’re pleased to welcome her to the board of directors and value her depth of experience and insight she brings to our company. She joins our company at an exciting stage of evolution and we are confident she’ll provide valuable perspective as we continue to execute our strategy and drive profitability.”

Other changes to the board of directors include the retirement of Richard Mastaler on May 19, 2020.

About Cross Country Healthcare

Cross Country Healthcare, Inc. (CCH) is a leader in providing total talent management including strategic workforce solutions, contingent staffing, permanent placement, and other consultative services for healthcare clients. Leveraging nearly 35 years of expertise and insight, CCH solves complex labor-related challenges for clients while providing high-quality outcomes and exceptional patient care. As a multi-year Best of Staffing® Award winner, CCH is committed to excellence in delivery of its services and was the first public company to earn The Joint Commission Gold Seal of Approval® for Health Care Staffing Services Certification with Distinction.

Copies of this and other news releases as well as additional information about Cross Country Healthcare can be obtained online at www.crosscountryhealthcare.com. Shareholders and prospective investors can also register to automatically receive the Company's press releases, SEC filings and other notices by e-mail.

Contacts

Investor Relations Contact:
Cross Country Healthcare, Inc.
William J. Burns, 561-237-2555
Executive Vice President and Chief Financial Officer
wburns@crosscountry.com

Media Contact:
Cross Country Healthcare, Inc.
Corrie Keller, APR, 561-617-2454
Director, Corporate Communications
ckeller@crosscountry.com